Exhibit 99.1

May 18, 2015

Tofutti Press Release

Company Contact:	Steve Kass Chief Financial Officer (908) 272-2400 (908) 272-9492 (Fax)

TOFUTTI ANNOUNCES FIRST QUARTER RESULTS

Cranford, New Jersey  -- May 18, 2015 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) today announced its results for the thirteen week period ended March 28, 2015.

The Company reported net sales for the thirteen weeks ended March 28, 2015 of $3,143,000, a decrease of $714,000, or 19%, from net sales of $3,857,000 for the thirteen weeks ended March 29, 2014.

For the thirteen weeks ended March 28, 2015, the Company reported a loss before income taxes of $372,000 as compared with income before income taxes of $112,000 for the comparable 2014 period.  The Company also reported that gross profit decreased to $745,000 in the period ended March 28, 2015 from $1,290,000 in the period ended March 29, 2014.  The reduction in gross profit was due to the lower level of sales and lower gross profit percentage in the 2015 period.    Gross profit percentage was 24% for the period ending March 28, 2015 compared to 33% for the period ending March 29, 2014.

The Company’s frozen dessert business continues to be negatively impacted by the overall sluggishness in ice cream category sales.  Sales of soy-cheese products decreased to $2,215,000 in the 2015 period from $2,552,000 in the 2014 period, primarily as a result of substantially higher sales allowances in the 2015 period as compared to the 2014 period.  Sales of frozen food entrée products decreased to $89,000 in the 2015 thirteen week period from $115,000 in the 2014 thirteen week period, primarily as a result of production and sales issues related to the transition to the new nine slice pizza package from the existing three slice package.  The Company experienced sales declines in all categories of products, which management believes were largely attributable to the timing of sales which will be posted in the second quarter of 2015 instead of the first quarter and the impact of sales allowance discounts in the first quarter of 2015 that were approximately $220,000 greater than in the corresponding period in 2014.  The Company expects that these discount programs, which it believes are necessary to support the distribution of its products, will be significantly lower in subsequent periods of fiscal 2015.

The Company had a net loss for the thirteen weeks ended March 28, 2015 of $377,000, or $0.07 per share, compared to net income of $106,000, or $0.02 per share, for the thirteen weeks ended March 29, 2014.  As of March 28, 2015, the Company  had  approximately $29,000 in cash and cash equivalents and its working capital was approximately $2.2 million, compared with approximately $341,000 in cash and cash equivalents and working capital of $2.5 million at December 27, 2014.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “We are working diligently to reverse the decline in sales in the first quarter of 2015 and have also instituted cost-cutting measures which should result in lower operating expenses in the future. Our loss during the quarter was in great measure associated with the $220,000 increase in sales allowance discounts, which we expect will decline in future periods.”

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz®, Mintz’s Blintzes®, and Baked Ravioli and Lasagna, all made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese®, Sour Supreme® and Better Than Mozzarella and Better Than Ricotta®.  For more information, visit www.tofutti.com.

Forward-Looking Statements Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended March 28, 2015	Thirteen weeks ended March 29, 2014
Net sales	$3,143	$3,857
Cost of sales	2,398	2,567
Gross profit	745	1,290
Operating expenses	1,117	1,178
(Loss) income before income taxes	(372)	112
Income tax expense	(5)	(6)
Net (loss) income	$(377)	$106
Net (loss) income per common share:
Basic and diluted	$(0.07)	$0.02
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154

TOFUTTI BRANDS INC.

Condensed Balance Sheets
(in thousands, except share and per share figures)

	March 28, 2015	December 27, 2014*
Assets
Current assets:
Cash and cash equivalents	$29	$341
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $290 and $275, respectively	1,783	1,914
Inventories, net of reserve of $150 and $150, respectively	1,982	1,852
Prepaid expenses	43	71
Deferred costs	102	105
Total current assets	3,939	4,283

Fixed assets (net of accumulated depreciation of $4 and $2, respectively)	25	27

Other assets	16	16
	$3,980	$4,326

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable-current	$5	$5
Accounts payable	1,440	1,367
Accrued expenses	227	264
Deferred revenue	111	114
	1,783	1,750

Note payable—long-term	20	22
Total liabilities	1,803	1,772

Commitments and contingencies	--	--

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	--	--
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at March 28, 2015, and 5,153,706 shares at December 27, 2014	52	52
Additional paid-in capital	--	--
Retained earnings	2,125	2,502
Total stockholders’ equity	2,177	2,554
Total liabilities and stockholders’ equity	$3,980	$4,326

*           Derived from audited financial information.